Exhibit 99.1

News Release

For release on: August 10, 2016

Sysorex Completes $5M Private Placement

PALO ALTO, Calif. – Sysorex (NASDAQ: SYRX), a developer of high performance analytics software and solutions, today reported that it closed a private placement for aggregate gross proceeds of $5 million pursuant to which it issued $5.7 million in aggregate principal amount of secured convertible debentures and 2,250 shares of Series 1 Convertible Preferred Stock (the “Preferred Stock”) to Hillair Capital Investments L.P., an accredited institutional investor.

The principal and any accrued unpaid interest underlying the debentures is due August 9, 2018, subject to certain ownership limitations and are convertible into shares of common stock of the Company at an initial conversion price of $1.50 per share (subject to certain adjustments). The Preferred Stock is non-voting (except with respect to any increase of the authorized preferred stock, any amendment to the right, preferences and privileges of the Preferred Stock or the company charter documents and any authorization or creations of a class of stock ranking senior to or pari passu with the Preferred Stock as to liquidation preferences) and convertible into 1,500,000 shares of common stock. The Company’s obligations under the debentures are secured by a lien on the Company’s property and assets that is subordinated to the Western Alliance facility first priority lien.

Sysorex expects to use the proceeds from this financing for general corporate purposes, which may include business development activities, capital expenditures, working capital and general and administrative expenses and the repayment of the outstanding balance of its term loan financing facility with Western Alliance Bank.

“We are pleased to complete this financing transaction as it assists Sysorex in funding our ongoing strategic mandates including executing our growth and market penetration plans, said Nadir Ali, CEO of Sysorex. “We are heartened by the confidence and value recognition of Hillair Capital in recognizing the opportunity Sysorex represents and we look forward to a fruitful, long–term relationship that builds upon our shared vision,” he concluded.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Further details of the private placement will be described in a Current Report on Form 8-K to be filed by Sysorex with the Securities and Exchange Commission on or about August 10, 2016.

About Sysorex

Sysorex develops the systems and solutions that power the data-driven enterprise. With an innovative approach to big data, analytics and the Internet of Things (IoT), we blend virtual data from software and networks with the huge volume of physical data generated by mobile devices and Internet-connected things to open new worlds of insight. Our unique solutions are helping organizations worldwide improve decision making, increase productivity, and fuel the discoveries of tomorrow. Headquartered in Palo Alto, California, we have regional offices in North America, South America, Europe and the Middle East. Visit www.sysorex.com, follow us @SysorexGlobal and Link up on LinkedIn.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Sysorex and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and employees, the company’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in the company’s periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Contacts

Sysorex:
A. Sage Osterfeld, +1 (760) 707-0459
sage.osterfeld@sysorex.com
or
Sysorex Investor Relations:
CorProminence LLC
Scott Arnold, +1 (516) 222-2560
Managing Director
www.corprominence.com

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